EXHIBIT 10.2
SAPIENT CORPORATION
RESTRICTED STOCK UNITS
AGREEMENT
     In recognition of the important contributions that Alan J. Herrick (the “Employee”) makes to the success of Sapient Corporation (the “Company” or “Sapient”) and its Affiliates (together with the Company, the “Company Group”), pursuant to the Sapient Corporation 1998 Stock Incentive Plan (the “Plan”), the Company hereby grants to the Employee the Restricted Stock Units Award described below. In the event of conflict or inconsistency between this Agreement and the Letter Agreement between the Employee and the Company dated July 21, 2007, as amended, which is attached hereto as Exhibit A and incorporated herein by reference (the “Letter Agreement”), the terms of the Letter Agreement shall govern. The Notice attached to this Agreement is incorporated herein by reference.
1.	The Restricted Stock Unit Award. The Company hereby grants to the Employee the number of restricted stock units (the “Units”) set forth on the Notice, subject to the terms and conditions of this Agreement, the Letter Agreement and the Plan. The Units constitute the right to receive, without payment, (i) the number of shares of Common Stock set forth on the Notice (the “Unit Award”), and (ii) the right to receive, without payment, additional shares of Common Stock or an amount of cash, as determined by the Company in its sole discretion, on the same basis as the Unit Award, equal in value to the cash dividends, if any, that would have been paid on or before the Payment Date with respect to the shares of Common Stock underlying the Unit Award had such shares of Common Stock been issued to the Employee on the Grant Date (the “Dividend Equivalent Award”), in each case subject to the terms and conditions of the Plan and those set forth herein (including, but not limited to, the conditions relating to vesting, forfeiture and timing of payment set forth herein). An Award shall be paid hereunder, only to the extent that such Award is Vested, as provided in this Agreement and the Letter Agreement. The Employee’s rights to the Units are subject to the restrictions described in the Letter Agreement, this Agreement and the Plan in addition to such other restrictions, if any, as may be imposed by law.
2.	Definitions. The following definitions will apply for purposes of this Agreement. Capitalized terms not defined in this Agreement are used as defined in the Plan and the Notice.
(a)	“Agreement” means this Restricted Stock Units Agreement granted by the Company and agreed to by the Employee.

(b)	“Award” means the grant of Units, including both the Unit Award and the Dividend Equivalent Award, in accordance with this Agreement.

(c)	“Common Stock” means common stock of the Company, $.01 par value.

(d)	“Fair Market Value” means the per share closing price of a share of Sapient Common Stock on the Nasdaq trading day immediately preceding the applicable Vesting Date.

(e)	“Grant Date” means the date designated as the Date of Grant on the Notice.

(f)	“NASDAQ” means the Nasdaq Global Select Stock Market.

(g)	“Notice” means the Notice of Restricted Stock Units Award attached to this Agreement and incorporated herein by reference.

(h)	“Payment Date” means, as to Vested Units, the date on which the Award is settled, which date will in any event be within 30 days of the date on which the Units become Vested.

(i)	“Unit” means a notional unit which is equivalent to a single share of Common Stock on the Grant Date, subject to Section 4.

(j)	“Vested” means that portion of the Award to which the Employee has a nonforfeitable right under the terms of this Agreement, the Letter Agreement and the Plan.

(k)	“Vesting Dates” means the dates listed in the Vesting Schedule on the attached Notice.
3.	Vesting.
(a)	The Unit Award shall become Vested on the basis of one Unit to one share of Common Stock only upon the Vesting Dates and the satisfaction of the performance criteria, if any, as set forth in the Vesting Schedule, and the Dividend Equivalent Award shall become Vested only upon the vesting of the underlying Unit Award and only if a cash dividend has actually been declared and issued on the Common Stock on or after the Grant Date and on or before the Payment Date of the underlying Unit, in each case except as otherwise provided herein or in the Letter Agreement or determined by the Company in its sole discretion. Further, except as otherwise provided in the Letter Agreement, no portion of any Award shall become Vested on the Vesting Date unless the Employee is then, and since the Grant Date has continuously been, employed by a member of the Company Group.

(b)	In the event that the Employee’s employment terminates prior to a Vesting Date, the terms of the Letter Agreement will govern.

(c)	In the event of a merger or acquisition of the Company, the terms of the Letter Agreement and any other agreement between the Employee and the Company entered into after the date hereof for which the Employee is eligible to receive certain change-in-control benefits, will govern.

4.	Adjustments Based on Certain Changes in the Common Stock. In the event of any stock split, reverse stock split, stock dividend, recapitalization or similar change affecting the Common Stock, the Award shall be equitably adjusted as set forth in the Letter Agreement.
5.	No Voting Rights/Dividends. The Award shall not be interpreted to bestow upon the Employee any equity interest or ownership in the Company Group prior to the Payment Date. Once the Unit Award and the Dividend Equivalent Award have become Vested and the shares of Common Stock underlying those Awards have been delivered, but not until such time and only with respect to the shares of Common Stock so delivered, the Employee shall have the rights of a stockholder, including, but not limited to, the right to vote and receive dividends.
6.	Payment of Award. On the Payment Date, the Company shall issue to the Employee (i) that number of shares of Common Stock as equals that number of Units which have become Vested and (ii) additional shares of Common Stock or an amount of cash, as determined by the Company, equal in value to the Dividend Equivalent Award which has become Vested. If the Dividend Equivalent Award is paid by the issuance of additional shares of Common Stock, the number of shares so issued shall be determined by dividing the cash value of the Dividend Equivalent Award by the price per share of the Company’s common stock reported by NASDAQ at market close on the Vesting date of the Units and Dividend Equivalent Award.
7.	Employment Rights. This Agreement shall not create any right of the Employee to continued employment with the Company or the Company Group or limit the right of the Company Group to terminate the Employee’s employment at any time and shall not create any right of the Employee to employment with the Company Group. The Employee acknowledges and represents to the Company that the Employee has not been induced to receive the Award by expectation of employment or continued employment. Except to the extent required by applicable law that cannot be waived, the loss of the Award shall not constitute an element of damages or indemnity in the event of termination of the Employee’s employment even if the termination is determined to be in violation of an obligation of the Company Group to the Employee by contract or otherwise.
8.	Unfunded Status. The obligations of the Company Group hereunder shall be contractual only. The Employee shall rely solely on the unsecured promise of the Company and nothing herein shall be construed to give the Employee or any other person or persons any right, title, interest or claim in or to any specific asset, fund, reserve, account or property of any kind whatsoever owned by the Company Group.
9.	No Assignment. No right or benefit or payment under the Plan shall be subject to assignment or other transfer nor shall it be liable or subject in any manner to attachment, garnishment or execution.

10.	Withholding. The Company’s obligation to deliver to the Employee shares of Common Stock under an Award shall be subject to the satisfaction of all applicable federal, state and local income and employment tax withholding requirements as determined by the Company Group (“Withholding Taxes”). To satisfy any Withholding Taxes due upon the vesting of the Employee’s Award, the Company shall withhold shares of Common stock that would otherwise be delivered to the Employee, provided that such withholding shall be limited to the minimum required applicable tax withholding and, provided further, that the Employee may elect instead, by written notice to the Company at least 30 days prior to the Payment Date, to satisfy the Withholding Taxes by doing one of the following (each, an “Election”):
(a)	paying the Company the Withholding Taxes (which may be accomplished through payroll withholding);

(b)	delivering to the Company other shares of Common Stock owned by the Employee prior to such date having a Fair Market Value not less than the Withholding Taxes due, which either have been owned by the Employee for more than six (6) months or were not acquired, directly or indirectly, from the Company; or

(c)	making a payment to the Company consisting of a combination of cash and such shares of Common Stock.
For purposes of satisfying Withholding Taxes pursuant to this Section 10, and in the event that the Employee does not make an Election, the Employee hereby agrees to the terms of the Irrevocable Standing Order to Sell Shares (the “Standing Order”), attached as Exhibit A and to the following:
(1)	The Employee authorizes the Company’s agent to sell, at the market price and on each Vesting Date (or the first NASDAQ trading day thereafter if a Vesting Date is a day in which NASDAQ is closed), the number of Vested shares that, per the Company’s instructions to its agent, is necessary to obtain proceeds sufficient to satisfy the Withholding Taxes. The Employee understands and agrees that the number of shares that such agent will sell will be based on the closing price of the Common Stock on the NASDAQ trading day immediately preceding the Vesting Date.

(2)	The Employee agrees that the proceeds received from the sale of Vested shares pursuant to this Section 10 will be used to satisfy the Withholding Taxes and, accordingly, the Employee hereby authorizes the Company’s agent to pay such proceeds to the Company for such purpose. The Employee understands that to the extent that the proceeds obtained by such sale exceed the amount necessary to satisfy the Withholding Taxes, such excess proceeds shall be deposited into the Employee’s stock brokerage account with E*TRADE Financial or such other third party brokerage under which the Employee maintains a brokerage account (the “Account”). The Employee further understands that any remaining Vested shares shall be deposited into the Account.

(3)	The Employee acknowledges and agrees that, in the event that a market in the Common Stock does not exist, the Employee shall pay to the Company amounts sufficient to pay the Withholding Taxes and, to the extent that such payment is not made, the Company shall have the right to make other arrangements to satisfy the Withholding Taxes due upon the vesting of the Employee’s Shares.
11.	Amendment or Termination. This Agreement may be amended by mutual written agreement of the parties.
12.	Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts.
13.	Section 409A Exemption. The Award is intended to be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended from time to time, and guidance issued thereunder and shall be construed and administered accordingly. Notwithstanding the above, neither the Company, nor any subsidiary, nor the Committee, nor any person acting on behalf of the Company, any subsidiary, or the Committee, shall be liable to the Employee or to the estate or beneficiary of the Employee by reason of any acceleration of income, or any additional tax, asserted by reason of the failure of this Agreement or any payment hereunder to satisfy the requirements of Section 409A of the Code.
IN WITNESS WHEREOF, Sapient Corporation has executed this Restricted Stock Units Agreement as of the first day of April, 2010.

SAPIENT CORPORATION

By:	/s/ Darius W. Gaskins, Jr. Darius W. Gaskins, Jr., Chairman
Board of Directors

Agreed:	/s/ Alan J. Herrick Alan J. Herrick

Exhibit A
Letter Agreement*
     *Incorporated herein by reference to the Company’s Form 10-Q for the period ended September 30, 2007 and Form 10-Q for the period ended June 30, 2009 (File No. 000-28074).

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Exhibit B
IRREVOCABLE STANDING ORDER TO SELL SHARES
I have received from the Company on a voluntary basis the right to acquire shares of Sapient common stock (the “Shares”) pursuant to the attached Restricted Stock Units Agreement between Sapient and me.
I understand that I must maintain a securities brokerage account with E*TRADE Financial or such other third party brokerage (each of E*TRADE Financial or such other third party brokerage is herein defined as the “Broker”) to participate in the stock unit plan described in detail in the Restricted Stock Units Agreement, and Sapient has informed me about this requirement as well as the requirements for the opening of such a securities brokerage account so that the vested Shares can be deposited into account. Furthermore, I understand that on each vesting date, the vested Shares will be deposited into my stock brokerage account with the broker and that I will incur taxable ordinary employment income (“Taxable Income”) upon my receipt of the vested Shares. Per the terms of the Agreement, and if so directed by Sapient, I understand and agree to do the following as a condition of my receipt of vested Shares:
Upon each vesting date, I must sell a number of Shares that is sufficient to satisfy all withholding taxes, as determined by Sapient or my Sapient-affiliated employer, which are applicable to my Taxable Income (the “Withholding Taxes”). Accordingly, I HEREBY DIRECT THE BROKER TO SELL, ON EACH VESTING DATE LISTED ABOVE (OR THE FIRST NASDAQ TRADING DAY THEREAFTER IF A VESTING DATE IS A DAY ON WHICH NASDAQ IS CLOSED), THAT NUMBER OF SHARES THAT, PER SAPIENT’S INSTRUCTIONS TO THE AGENT, IS SUFFICIENT TO OBTAIN SALE PROCEEDS SUFFICIENT TO SATISFY THE WITHHOLDING TAXES. THE PER SHARE SALES PRICE SHALL BE CALCULATED BASED ON THE CLOSING PRICE OF A SHARE OF SAPIENT COMMON STOCK ON THE NASDAQ TRADING DAY IMMEDIATELY PRECEDING THE APPLICABLE VESTING DATE.
I understand that the Broker will remit the proceeds of the foregoing sale promptly to Sapient for payment by Sapient or my Sapient-affiliated employer of the Withholding Taxes, and I authorize and direct the Broker to pay such proceeds to Sapient for this purpose.
I acknowledge that I have not been induced to participate in any trade in return for or as an expectation of employment or continued employment. I understand and agree that by signing below, I am making an Irrevocable Standing Order to Sell Shares that will remain in effect until such time as I have received all Shares to which I am entitled under this Agreement. I also agree that this Irrevocable Standing Order to Sell Shares is in addition and subject to the terms and conditions of any existing Account Agreement that I have with the Broker.

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